Exhibit 99.2

Transcript

CHINA RITAR POWER:  FOURTH QUARTER 2008

April 1, 2009/9:00 a.m. EDT

SPEAKERS

Leslie Richardson

Jiada Hu

John Marco

Nancy Chen

PRESENTATION

Coordinator
Good day, ladies and gentlemen, and welcome to the China Ritar Power fourth quarter 2008 conference call.  My name is Lisa, and I’ll be your coordinator for today.  At this time, all participants are in a listen-only mode.  We will be conducting a question and answer session towards the end of this conference.  I would now like to turn the presentation over to your host for today’s call, Ms. Leslie Richardson.  Please proceed, ma’am.

L. Richardson
Good morning, ladies and gentlemen.  My name is Leslie Richardson from Elite Investor Relations and I would like to welcome you to China Ritar Power’s fourth quarter and year-end fiscal 2008 conference call.

Joining us today is Mr. Jiada Hu, China Ritar Power’s Chief Executive Officer, and Mr. Igen Lu, and joining us from Los Angeles is John Marco from Elite IR, who will provide the management’s discussion and financial highlights for China Ritar.

After that, we will open up the call for your questions with Nancy Chen from Elite IR providing translations for Mr. Hu.

I would like to remind our listeners that prepared remarks during this call contain forward-looking statements, which are subject to risks and uncertainties faced by the company, and management may make additional forward-looking statements in response to your questions.  Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.  Due to such risks, actual results may differ from those discussed today, including, but not limited to business conditions in China, legislations or regulatory environments, requirements or changes adversely affecting the businesses in which China Ritar is engaged, cyclicality of the industry, including fluctuations in lead prices, market acceptance of products, environmental compliance and remediation, the company’s ability to protect its intellectual property and other risk factors detailed from time-to-time in the company’s filings and future filings with the United States Securities Exchange Commission.  Accordingly, although the company believes that expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

In addition, any projections as to the company’s future performance represent management’s estimates as of today, April 1, 2009.  China Ritar Power assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a report will be available via Webcast for 90 days. The Webcast link is available on the earnings press release issued yesterday.

With that, John Marco will now present management’s success section on behalf of Mr. Jiada Hu, China Ritar Power’s Chairman and CEO.

J. Marco
Thank you, Leslie, and thank you to all of our audience for joining us on our very first earnings call as a public company.  China Ritar is committed to providing investors with transparent reporting concerning our financial and operational performances.  We plan to make these calls a regular event going forward.

I am pleased to announce that China Ritar exceeded its revenue guidance of $115 million for 2008.  Revenue for the year was $119.6 million with international sales representing 76% of total sales.  Gross profit increased 46.6% to $22.5 million and gross margins were at 18.9%.  Net income for the year was $5.2 million, and non-GAAP net income was $9 million, excluding $3.85 million in non-cash stock based compensation expenses as a result of meeting certain make-good provisions.  Non-GAAP fully diluted earnings per share were $0.47.

To those of you who are looking for China Ritar for the first time, you’re discovering a very solid profitable company that is building a leadership position both domestically and internationally.  China Ritar is a lead acid battery manufacturer, primarily targeting four niche markets; uninterruptible power supply or UPS, telecommunications, renewable energy storage, and light electronic vehicles.  We strategically chose these markets due to a relatively low level of competition and the ability to generate higher margins compared to the high competitive automotive market.

China Ritar has established a very competitive market position with high quality products that are cost competitive and environmentally friendly, a diversified product line sold under the Ritar brand, a broad customer base, advanced technologies developed from strong research and development and increasing capacity.

With our proprietary formulas, China Ritar manufactures high quality batteries that rival the quality of batteries produced by international manufacturers at very competitive prices.  Moreover, we are one of the few lead acid battery manufacturers that produce environmentally friendly, cadmium free lead acid batteries.

We have a diversified product line of six series of batteries with 197 Ritar brand models.  We also have two patents approved and one pending.

Our newest battery, the nano gel battery for storage of renewable energy, specifically wind and solar power, was launched in 2006.  The nano gel batteries are widely applied in alternate energy storage for applications such as solar, street lights, traffic lights, highway, SOS systems, household lighting, and they are priced up to one-third to one-half less than the price of our international competitors.

Renewable energy is an emerging market for lead acid batteries with a relatively low level of competition, high growth potential, and high margins of 30% to 35%.  Lead acid batteries are extremely suitable for outdoor applications that use renewable energy relative to other battery types due to the advanced degree of reliability and performance level required.  Often, these batteries are exposed to harsh environmental conditions, including extreme temperatures, and are in places where it’s difficult to perform regular maintenance.  Our batteries meet these high performance standards, which have allowed us an initial strong market penetration with sales for these batteries increasing 375% in 2008 over 2007 sales.

A key strength for China Ritar is our commitment to research and development.  Our research and development team comprises 79 employees, 26 of whom hold a Masters or PhD Degree.  The Research and Development Center’s mission is to develop advanced technologies, advanced battery materials, new gel, and photovoltaic battery development.

One of the current projects we have under development is a nano battery, which will be smaller and lighter than today’s batteries with a 50% longer life and higher capacity discharge rates.  To support the increasing demand for our batteries, we constructed a new facility in Hengyang, which was completed last April, and doubled our production capacity.  The facility is currently running at 60% utilization rate and is expected to reach the maximum utilization rate of 80% to 85% by the second or third quarter of this year.

In total, we now have 19 production lines in three manufacturing facilities located in Shenzhen, Shanghai, and Hengyang.

In addition to the increased battery capacity in Hengyang factory last July, we added a production facility for lead plates.  This enables us to vertically integrate our battery manufacturing process and improved our cost efficiency.  Lead plates comprise about 78% of the raw materials for lead acid batteries, and by producing lead plates in-house, we expect to increase our gross margins by 3% to 5%.

Within the next three years, lead plate production capacity is expected to reach 45,000 tons per year, which should provide us with about 60% of our lead plate requirements.  Moreover, our Hengyang plant is strategically located near lead mining reserves in Shuikou Shan, Hunan, which helps us to secure a steady supply of lead.

In 2008, we made significant progress in increasing our customer base and expanding our geographic footprint.  Over the course of the year, we increased our customers to around 800, who are located through 81 countries, up from about 660 customers located throughout 56 countries at the end of 2007.

For the year, international domestic sales counted for 76% and 24% of total sales respectively, compared to 65% and 35% in 2007 respectively, although in 2009, we expect that our domestic sales will increase to 40% of total sales as a result of China’s stimulus package.

Now I would like to talk a little bit about the company’s growth strategy.  Our long-term strategy is to continue targeting niche markets that have strong growth potential and low competition.  For instance, over the past year, we have been reducing sales to the increasingly competitive LEV market, which are down 35% from sales in 2007, while increasing sales in markets for renewable energy, storage, telecom, and UPS, which increased 375%, 86%, and 66% respectively.

For the full year 2009, we expect batteries for use in renewable energy storage to increase to 25% of revenue from 15% in 2008, telecommunication and UPS batteries to represent 30% to 40%, and 25% to 30% of revenue respectively, and for LEV to remain at approximately 10% of revenue.

Currently, our levels remain stable at this time, and have not significantly been impacted by the global financial crisis.  Yet, we remain cautious in the near term due to continued uncertainty of the global economy.

Over the long-term, we believe that our business can grow at a faster rate than the industry, and that our greatest opportunities are in the renewable energy storage and telecommunications markets.

With that, I will now review the financial results for the fourth quarter and full year of 2008 in detail.

Our revenue for the fourth quarter of 2008 was $33.2 million, up 36.9% revenue of $24.2 million in the fourth quarter of 2007.

Batteries used for telecom, UPS, renewable energy storage, and light electronic vehicles accounted for 38%, 32.2%, and 20.3%, and 9.5% of total sales in the fourth quarter of 2008 respectively.

Generally, as a result of the holiday season in the western countries during the fourth quarter and the Chinese New Year in Asia in the first quarter, the second and third quarter tends to be our strongest quarters.

Our gross profit for the quarter increased 5.9% to $5 million from $4.8 million in the same period of 2007.  Gross margins for the fourth quarter of 2008 were 15.2% compared to 19.6% in the fourth quarter of 2007.  The declining gross margin was mainly due to unusually rapid decline in lead prices during the fourth quarter, which dropped 50% from 16,000 RMB metric tons to about 2,340 to 8,000 RMB metric tons, or about $1,170 from September to the beginning of December.  Currently, the price of lead has stabilized to 12,000 RMB metric ton, or about $1,755.

Lead is the largest component of our cost of goods, accounting for approximately 62.8% of our total raw material.  As such, our contracts stipulate that when the price of lead changes more than 500 RMB, or about $73 per metric ton, the price of our products will rise about 0.6% for every one percent increase in the price of lead subsequently.  The price will decline 0.6% for every one percent decrease in the price of lead.

While we may experience some short-term fluctuation in our gross margins as lead prices fluctuate, we will try to manage our pricing policy that we are able to achieve a long-term gross margin of 20.5%.

Our operating expenses were $4.2 million compared to $6.1 million in the fourth quarter of 2007.  Adjusting for a $960,000 and $3.85 million in non-cash stock based compensation recognized under salaries in the fourth quarter of 2008 and 2007 respectively, non-GAAP operating expenses were $3.2 million or 9.7% of sales, and $2.2 million or 9.2% of sales respectively.  The non-cash stock based compensation relates to the release of shares of the company’s common stock to the company’s CEO from escrow pursuant to a make-good agreement to meet the net income target for 2007 of $5.7 million, and 2008 of $8.2 million entered into by the company in connection with its private placement financing in February of 2007.

Operating income for the fourth quarter was $0.85 million compared to negative $1.3 million in the fourth quarter of 2007.  Adjusting for the previously mentioned non-cash stock based compensation, non-GAAP operating income was $1.8 million in the fourth quarter of 2008, compared to $2.5 million in the same period a year ago.

Net income was $4.8 million in the fourth quarter of 2008 for a fully diluted earnings per share of $0.02, compared to a negative $1.9 million in net income and fully diluted earnings per share of negative $0.10 in the fourth quarter of 2007.  Excluding the non-cash stock based compensation, non-GAAP net income for the fourth quarter of 2008 was $1.4 million, down 26.1% from non-GAAP net income of $2 million in the fourth quarter of 2007.  Non-GAAP fully diluted earnings per share for the fourth quarter of 2008 was $0.07, compared to non-GAAP fully diluted earnings per share of $0.10 in the same period last year.

And now to briefly review the balance sheet.  As of December 31, 2008, we had $12.7 million in cash and equivalents and restricted cash, $23.5 million in working capital, and $3.7 million in long-term debt.  Net cash provided by operating activities for the year was $4.7 million.  Our shareholder’s equity stood at $34.4 million, up from $23.7 million at year-end 2007.

At this time, we do not have any planned capital expenditures for 2009, as we believe that we have adequate capacity to support our growth plans for the year.  With the timing of the global economic recovery uncertain, we are maintaining a cautiously optimistic outlook for 2009.

To conclude, I would like to say that China Ritar has made remarkable achievements over the past year with a highly competitive position in rapidly growing emerging markets.  Stationary lead asset batteries, SLA batteries, remain the preferred energy storage device for standby power applications, and with the growth applications for renewable energy, UPS, and telecommunications, the demand for SLA batteries as reliable energy storage devices is likely to continue.

Specifically, growth of the government controlled telecommunications sector in India and China has resulted in both countries announcing construction of wireless networks for the ever-expanding cellular phone subscribers and Internet users.  China’s Ministry of Industry and Information Technologies recently announced it will invest 280 billion RMB, or $41 billion in developing its 3G mobile telecommunications network over the next two years, and India is expected to install seven billion telecom systems supported by lead acid batteries over the next five years.

The installation of new infrastructure will require an increase of data communications and telecommunications equipment, which is expected to drive demand for telecom base station batteries.

With that, I would like to thank you all for the interest in China Ritar.  We will now open up the call to any questions you may have for Mr. Hu.  Nancy Chen will provide the translation.  Operator?

Coordinator	Thank you. Our first question comes from Mark Tobin. Please proceed.

M. Tobin
Good evening.  I have a quick question on the outlook for ’09 in particular.  Can you give us an idea of the level of visibility you have as far as what orders you already have in hand and what type of framework agreements you have in place?  I’m just trying to get an idea of where the uncertainty lies.

N. Chen	Thank you, Mark. I will translate the question for Mr. Hu, and I will get the answer from Mr. Hu and I will translate them back to English again.

Spoken in Chinese.

J. Hu	Spoken in Chinese.

N. Chen
Although we’re expecting a challenging environment in 2009, we believe the physical environment has actually brought many opportunities for China Ritar.  Many declines, such as China Telecom, Emerson, and EVAT have already started working with China Ritar.  Therefore, we remain optimistic about 2009 in a cautious manner.

M. Tobin
Can you comment on the dynamic as far as the outlook goes on breaking down your outlook into pricing and volume?  I would assume, based on the commentary, that shipment volume is still expected to increase but it sounds like pricing, just based on the price of lead, is going to be down fairly substantially.

J. Hu	Spoken in Chinese.

N. Chen
We do expect a very healthy growth in terms of sales revenue, however, you are absolutely correct that the lead price will have an impact on our gross margins and the uncertainty within the lead price, we expect to explore dual parallel sourcing of lead, both from external, like importing from the U.S., outside of China, and also importing them domestically.  So, in the event, if RMB appreciates, or U.S. dollar decreases, we have alternative plans to manage our lead costs better going forward.

M. Tobin
Thank you.  One final question, the big news last week when the PRC government announced the solar PV stimulus, is there any portion of your renewable energy business that’s selling into commercial solar PV installations?

J. Hu	Spoken in Chinese.

N. Chen
Mr. Hu mentioned that most of these current clients will greatly benefit from the stimulus or the new policy announced by the Chinese government, so we do expect a surge of demand for the solar panel in China, and indirectly, it will create a benefit in our lead acid battery sales.

M. Tobin
To clarify, my understanding was that the majority of your solar sales are for solar powered street lights.  Is there a portion of your existing sales that are in more traditional commercial solar applications?

J. Hu	Spoken in Chinese.

N. Chen	Mr. Hu is already working with some of his clients who would have the greatest exposure in the commercial solar panel industry, and most of the solar panel industry will be sold to Western China.

M. Tobin	Thank you. That’s all I have.

N. Chen	Thank you, Mark.

Coordinator	Our next question comes from Ahmad Tao. Please proceed.

A. Tao
Thank you.  In terms of the performance for this quarter, guidance at the end of the third quarter was lower to around $115 million revenue as you’ve come out and beat that by a little bit.  What changed over the quarter in terms of what the guidance was, and then the beat?  If you could provide some color on that aspect, it would be very helpful.

N. Chen	I’m sorry, can you repeat that? Can you speak louder, because we have a pretty bad connection here, so if you can slow down a little bit.

A. Tao
I’m referring to the guidance that was provided at the end of the third quarter.  It was lowered a little bit potentially to $115 million in revenues.  It seems that you’ve beat that pretty nicely.  I was just wondering what happened between the guidance that was provided and the beat that you’ve put in, in terms of performance, if you could provide some color on that.

J. Hu	Spoken in Chinese.

N. Chen
In November, the overall business environment in lead acid batteries was negatively impacted by the outburst of the subprime economic crisis, but very quickly in December, we have recovered from the impact and we have actually had a positive operating environment.  That’s why we’re able to catch up with our third quarter guidance and actually beat our guidance by $115 million up to $119 million for the full year.

A. Tao	Okay.

N. Chen	I guess this is the resilience of our net asset market. Spoken in Chinese.

J. Hu	Spoken in Chinese.

N. Chen
Mr. Hu believes that many of our competitors have been impacted even in December, so we are one of the few lead acid manufacturers that were able to recover so quickly from the negative market sentiment.

A. Tao	What allowed you to recover quickly versus competitors not being able to recover?

J. Hu	Spoken in Chinese.

N. Chen
Mr. Hu and the management here have anticipated the negative impact to other sectors and they have already statistically penetrated new entity markets, which is a lot less impacted by the economic crisis.  So I guess, being forward looking and having the ability to anticipate the market changes has helped China Ritar to compete with our competitors in this very challenging market.

A. Tao	Can we say that a diversified revenue base allowed you to fair better in a more volatile environment?

J. Hu	Spoken in Chinese.

N. Chen
I think Mr. Hu believes that not only diversification was a very important step, but being able to identify the new growth areas, such as the new energy, has made a major difference to China Ritar, and that difference shaped us from our competitors in the market.

A. Tao	I have a question on your lead production capabilities. Vertical integration, has most of that been completed already?

J. Hu	Spoken in Chinese.

N. Chen	Our capacity expansion for lead plate production has been completed already, however, it does take some time to wrap up our capacity in the lead plate production over time and gradually.

A. Tao	In terms of your ability to produce these lead plates in-house basically now, did you see any benefits in terms of gross margins in the fourth quarter?

J. Hu	Spoken in Chinese.

N. Chen
As we expected, our integrated capacity in producing lead plates has helped us to enhance our gross margins between 2% to 5%, however, due to our initial lower production quantity as we’re wrapping up our production capacity, we will only supply a very small portion of our overall metric requirements.  So we believe that over time, as we ramp up, we’ll see more enhancement in our margin coming from vertical integration.

A. Tao
Just a final question, I think John commented earlier that domestic sales in 2009 could be 40% of total sales.  If you could just provide some color on your pricing capabilities.  Do you have stronger pricing in the international markets or the domestic markets?

J. Hu	Spoken in Chinese.

N. Chen	At this moment, we actually believe we have a better pricing power in domestic sales in China as compared to exporting into the international market.

A. Tao	Why is domestic pricing holding up better than international prices?

J. Hu	Spoken in Chinese.

N. Chen	I think it’s just that the new driver for demand in China comes from large state owned enterprises and also market leaders. Therefore, the entry barrier is higher, and also the demand is quite strong.

In the U.S., amid the economic crisis, many competitors lowered their price in order to compete, in order to stay alive.  Therefore, we believe that actually in the international market, the competition is fiercer.

A. Tao	Thank you so much.

N. Chen	Thank you for your questions.

Coordinator	Our next question comes from Ping Luo. Please proceed.

P. Luo
Thank you for taking my question.  I know that you are very export oriented, at least until now.  You’re exporting to over 80 countries and over 70% of the revenue from export.  We know that many of the export oriented companies in China have been affected by this global downturn.

I see that your fourth quarter actually held up rather well.  If you can, can you comment on your export market?  I know the pricing has come down, but have any customers reduced their orders or cancelled their orders because of this crisis?

J. Hu	Spoken in Chinese.

N. Chen
I think Mr. Hu’s comment is that one of the reasons that they’re able to hang there and do really well in the fourth quarter is because they have a very diversified customer base for the international markets.  Although some of their customer are negatively impacted, but because it’s still a small percentage and the well diversified customer base, geographic locations, that’s why there is less impact.

I don’t know if that answers your questions.

P. Luo
Okay, that’s fine.  I want to ask about the domestic market.  I know that you’re spending not more on marketing efforts in the domestic market and you want to increase the percentage of revenue to 40% in 2009.  I would like to know what new domestic customers you have been gaining, what new customers you’re pursuing.  You mentioned China Mobile and the Shanghai Unicom.  Of course, because of the 3G out in China, I wonder whether you have already gotten agreements with them in terms of providing batteries to these telecom carriers.

J. Hu	Spoken in Chinese.

N. Chen
Mr. Hu mentioned that we are in a very close process working with China Telecom and China Mobile Unicom to provide them the newly added capacity and the requirements for lead acid batteries.  And we believe that by the end of April 2009, we shall see a nice order coming that should account up to $30 million for the telecommunications.

P. Luo	You said $30 million from various carriers.

N. Chen	Various telecommunications operators in China.

J. Hu	Spoken in Chinese.

N. Chen	China Mobile or China Telecom, mainly from the telecom sector in anticipation of launch of 3G.

P. Luo
My final question is I’m very interested in the solar battery space.  You said you were increasing from 15% to 25% in 2009.  Can you mention some customers you already have in this space and what new customers are you actually targeting to actually grow that business?  Thank you.

J. Hu	Spoken in Chinese.

N. Chen
As we expected, we will see a very healthy growth in the new energy sector.  Currently, most are solar or new energy customers that come from South America and Europe, and we do expect with the new policy China has announced on March 24th, many new orders were coming from Western China where they will commercialize the solar panels.  And also, we’re in close discussion with Indonesian customers.  We are also working with some turnkey wind power and solar panel operators in Shenzhen.  All of that will contribute to our overall growth for the solar and new energy sectors in 2009.

Coordinator	Our next question comes from Peter Fife. Please proceed.

P. Fife
I want to ask a question that nobody has asked yet about automobiles.  I believe that Wonder Automotive is starting to make some electric cars now and if I’m correct, you guys are doing some work with them and other people.  My question is what kind of batteries are needed to run electric cars?  Because I know that’s the constraint.  What is the technology involved, and is that an area that you’re going to participate in, and if so, how?

J. Hu	Spoken in Chinese.

N. Chen
Peter, as you mentioned, you are absolutely right that there is a new technology for electrical powered cars.  In 2006, our battery sold to electric vehicles accounted for 50%.  They were mainly for the electrical motorbikes.  Therefore, the margins are low and the entry barrier much lower as well.  In 2008, as you can see, we have only around 10% batteries sold to this sector.

However, the new development of battery operated vehicles brings a much higher entry barrier and also better margins, and also the quality requirement is much higher as well.  Therefore, we have now started our R&D effort to research and develop the manufacturing that adds a battery for electrical cars in 2007.

Most of the sales for this sector, which accounts for 10%, come from actually lead acid batteries sold for the electrical vehicles instead of motorbikes.  So, to answer your question in short, yes, we’re in this market, and we are continuing our efforts in R&D, and we do see a better margin and a higher entry barrier.  That’s why we’re keeping at least 10% going forward in this sector.

P. Fife
Nancy, I would like to follow up, because when I was in Ginzo, I drove some electric cars and they were very fast, they were very good, and what they tell me is that the electric cars can now go about 50 or 60 miles an hour and next year they’ll be able to go 80, but they need improvement in batteries.  I’m curious, are the batteries going to be lead acid, are they going to be lithium, some combination?  Does he have any opinion as to what kind of batteries electric cars are going to use?

J. Hu	Spoken in Chinese.

N. Chen
Peter, based on Mr. Hu’s answer, he believes the current bottleneck for the electrical vehicle is not within the lead acid battery, because the lead acid battery China Ritar is producing right now can run up to 80 miles per hour.  The bottleneck is the ability of the car engine to control the electrical current, and it’s definitely not the battery, because lead acid batteries provide bigger and better power for the electrical cars.

J. Hu	Spoken in Chinese.

N. Chen	One of our customers in Shenzhen is now getting lead acid batteries from us that can run up to 80 miles per hour.

P. Fife
I guess one more question Nancy is would big opportunities in things like electric cars, with the big opportunities in 3G and solar, it would look to me like this company should have a much faster growth rate in 2009 and beyond.  Why is the company not more optimistic?

N. Chen	Maybe this is a cultural issue. Let me ask Mr. Hu to give you the answer. Spoken in Chinese.

J. Hu	Spoken in Chinese.

N. Chen
Peter, we actually agree with you that there are many good opportunities for us in both the solar telecom and the electrical vehicles, but if you look at the decline of lead prices from 2006 to 2008, in 2006 the lead price was $18,000 down to $15,000 in 2008 and now it’s about $12,000.  So in the declining lead price, we have managed a healthy growth that is actually quite healthy already.

Another issue we have to take into consideration is the currency fluctuations, R&D appreciation.  Relatively speaking, this evaluation is U.S. dollars, and also coupled with the uncertainty in the global economic crisis.  That is why we want to provide a very cautious outlook, because we will absolutely do our best to achieve stronger growth next year, but you cannot discount the uncertainty in the global economic environment, which is beyond our control.

P. Fife	Thank you.

Coordinator	Our next question comes from Bill Wells. Please proceed.

B. Wells	This is Bill Wells. First of all, congratulations on how well you’re doing in such a tough economic environment.

Nancy, my question is how bad is it as far as the overall environment?  Is he seeing the commodity battery manufacturers go out of business, or is there any way he can help quantify or give us a good idea as to how bad the overall environment is?

J. Hu	Spoken in Chinese.

N. Chen
Actually, what Mr. Hu says is that he feels it is very lucky that the overall impact to the acid battery industry is very small as compared to other industries.  If you look at the company that actually shuts down in China, lead acid, they haven’t experienced any situation like that yet.

However, because the lower demand in the international market has caused the commodity prices to come down, which directly impacts the price of lead acid batteries.  But in China, because we actually see a surge of demand of about 30%, that offsets the lower average dollar price for lead acid batteries and the total market where this lead acid hasn’t really shrunk, as compared to the international market.

B. Wells	Thank you. I think Angel has another question.

Angel
Nancy, my question is regarding the capacity.  I believe Mr. Hu just mentioned you have two new orders.  He gave some guidance on them.  One is the China Mobile Unicom, like $30 million, and then others from the northwest and new energies of $20 million, so it would be like $50 million total.  I was wondering if the capacity can meet such fast growth.

J. Hu	Spoken in Chinese.

N. Chen	We should have plenty of capacity to handle the increased orders of the new energy, as well as the mobile telecommunication centers.

Angel	I was reading the new capacity added for Hengyang is like 50 million. You are running at 60% already for ’08, so I don’t know where the new capacity will come from to meet this demand.

N. Chen	That’s a good question. Let me ask. Spoken in Chinese.

J. Hu	Spoken in Chinese.

N. Chen
You were correct.  We have reached 60% production capacity by December 2008, however, that 60% is only December.  If you look at the overall capacity utilization for 2008, it was actually around 20%.  You might recall that the capacity was only completed in July.  Moreover, we can add additional capacity by having extra shifts.  Right now, we’re operating the factory based on one shift and we can increase up to three if we need to.  That’s why if the industry gives us healthy growth and we have orders, we don’t need to expand our capacity to accommodate the increased orders.  We can just increase our number of shifts to reach more production capacity.

Angel	Thank you, Nancy.

Coordinator	Our next question comes from Kevin Wood. Please proceed.

K. Wood	I have a couple of questions. I’m just getting to know your company, so if I’ve missed something, please let me know.

In terms of your guidance, I see you provided guidance for 2008 and then changed that, and then beat that guidance and so forth.  I am not sure I understand what your guidance is for the full year of ’09 or if you’re providing that.  I’m wondering if you can give a little bit of color to that.

N. Chen
Kevin, let me answer your second question first and I’ll go back to the first question, because your second question was what kind of guidance we’re providing for 2009.  I believe at this moment, we’re not giving guidance for 2009 due to the uncertainties in the market with the overall financial crisis.  Therefore, we don’t have guidance for 2009.

In terms of 2008, the company was able to see the guidance up $115 million, and actually to deliver $19 million in terms of sales.  As Mr. Hu mentioned earlier, in November, when the financial crisis outburst happened, the subprime had a temporary impact on China Ritar’s business, but it was very short-lived.

In December, companies saw a comeback and the business was back to usual in December.  That’s why they were able to deliver and beat the guidance in 2008.

K. Wood
I see, so really you’re just being cautious.  Perhaps you were overly cautious in November and things weren’t as bad as you expected, and let’s hope that that continues in ’09 and you’ll beat whatever guidance you might have given us.

I have a second question.  I guess this is your first earnings conference call and you’re relatively new as a public company.  Can you give us an idea of what your efforts are expected to be in investor relations and the financial PR area to increase the investment community awareness and hopefully, liquidity in your stock?  As we all know, it doesn’t trade very actively, and it does seem like a pretty good story.  I’m just wondering if you can give us an idea of what your plans are to really make yourself known to the world.

N. Chen	Thank you, Kevin. That was a long question. Let me translate back to Mr. Hu. Some of it might be lost in translation, but I’ll do my best.

K. Wood	Thank you.

J. Hu	Spoken in Chinese.

N. Chen
As you know, I’m Nancy Chen.  I’m from Investor Relations, so you have to understand that the company has already made the first step to hire the right firm.  So we’re working together and this is our first earnings call, and we expect to have increased exposure in the equity market, and provide better guidance, provide better transparency to our investors.  If we do our part of the work, the liquidity should improve on its own.

We will continue in our initiatives, and if you have any recommendations, you can write to us.  If you look at a press release, you’ll be able to reach us via e-mail or make a phone call to us and we’ll always have open ears for our investors.

K. Wood	Thank you very much. That’s all I have.

N. Chen	Thank you, Kevin.

Coordinator	Our next question comes from Boyd Hines. Please proceed.

B. Hines
Thank you.  I have a question about the impact of product mix on your fourth quarter.  Would you feel comfortable talking about the range of gross margins that you get by product; UPS, telecom, LEV, renewable energy storage?

J. Hu	Spoken in Chinese.

N. Chen
I’m going to answer for you.  We’re very comfortable to discuss our gross margin structure for different products.  For UPS, our typical gross margin is 18%, for telecom, it’s 20%, for LEV, light electrical vehicles, it’s around 15%, and solar and the wind or new energy brings us to 30% to 35%.

The reason for the negative gross margin erosion in December is really due to the decline of lead prices.  As you know, the lead prices came down from 1,800 all the way down to about 1,200 in December.  The company used the method for the inventory of raw materials, so this is one of the times that we have to take the higher costs in raw material while the selling price came down, because the selling price is very closely associated with the lead price.

B. Hines
Let me just ask you about the inventory then, because it seems that that’s creating the biggest issue here.  How much of your higher cost raw materials that make up your inventory, how much of that has been sold through already?

J. Hu	Spoken in Chinese.

N. Chen	I think we’ve pretty much cleaned up all of those higher cost lead inventories.

B. Hines	Okay.

N. Chen	The typical inventory is for a 30-day production, so December pretty much absorbed the higher costs.

We have time left for one more question.

B. Hines
I’m trying to understand what happened, because the range of gross margin that you just gave out by product segment would seem to indicate that even with the decline in some of these lead prices, you still should have seen substantially better margins than you did, given the range of 15% at the low end up to 35% at the high end.  Are those targeted gross margins, or are those actual gross margins that you’ve gotten in the past?

J. Hu	Spoken in Chinese.

N. Chen
The gross margin we have just discussed here are not estimates, but actual in the average over the past few years, providing the acid lead price is stable.  In the political fluctuating situation where we have much higher lead costs, I think this disturbs the overall gross margins for December.  So if you really look at the margin structures and the cost structures, because the majority cost of our products are based on lead.  Therefore, when the market price of lead declines quickly, it is difficult to catch up in one month, but that is behind us at this moment.

B. Hines
Perhaps I’ll follow-up with you off-line about the specifics within the contract, because I do know that your contract prices adjust and there is a lag, but it still doesn’t seem to me that it would account for the substantial drop that you had just based on that.  I’ll follow-up with you later on that question.  Thank you.

N. Chen	Thank you.

Thank you for participating in our first conference call. We look forward to seeing you on our next earnings conference call. Thank you very much, and good night, or good morning.

Coordinator	Thank you for participating in today’s conference. This concludes the presentation. You may now disconnect. Have a great day and thank you.